Exhibit 99.3

SOUTHERN MISSOURI BANCORP, INC.

2024 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

NQSO NO. _____

This option, intended to be a Non-Qualified Stock Option, is granted as of [     ] by Southern Missouri Bancorp, Inc. (the “Company”) to ___________ (the “Optionee”), in accordance with the following terms and conditions:

1. Option Grant and Exercise Period.  The Company hereby grants to the Optionee an Option (the “Option”) to purchase, pursuant to the Southern Missouri Bancorp, Inc. 2024 Omnibus Incentive Plan (as the same may from time to time be amended, the “Plan”), and upon the terms and conditions therein and hereinafter set forth, an aggregate of _____ shares (the “Option Shares”) of the Common Stock, par value $.01 per share (“Common Stock”), of the Company at the price (the “Exercise Price”) of $____ per share.  A copy of the Plan, as currently in effect, is incorporated herein by reference, and either is attached hereto or has been delivered previously to the Optionee. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

Except as set forth in Section 5 below or Section 8 below, this Option shall be exercisable only during the period (the “Exercise Period”) commencing on [     ] and ending at 5:00 p.m., Central time, on [     ], such later time and date being hereinafter referred to as the “Expiration Date.”  Subject to Sections 5 and 8 below, this Option shall vest and become exercisable according to the following schedule:

Vesting Date	Cumulative Percentage of Initial Award Vested

During the Exercise Period, to the extent vested, this Option shall be exercisable in whole at any time or in part from time to time subject to the provisions of this Agreement.

2. Method of Exercise of This Option.  This Option may be exercised during the Exercise Period by providing written notice to Lorna Brannum, the assistant secretary of the Company specifying the number of Option Shares to be purchased.   The notice must be in the form prescribed by Section 6.6 of the Plan.  The date of exercise is the date on which such notice is received by the Company.  Such notice must be accompanied by payment in full of the aggregate Exercise Price for the Option Shares to be purchased upon such exercise.  Payment shall be made (i) in cash or its equivalent (including cash or its equivalent paid through a broker-assisted exercise program), (ii) by tendering previously acquired shares of Common Stock having an aggregate fair market value at the time of exercise equal to the aggregate Option Price, (iii) by net exercise (a cashless exercise whereby the Company will reduce the number of Option Shares issuable upon exercise by the number of Shares having a Fair Market Value equal to the exercise price for the Option Shares to be purchased upon exercise), or (iv) by a combination of (i), (ii) and (iii).  Promptly after such payment, subject to Section 3 below, the Company shall issue and deliver to the Optionee or other person exercising this Option (pursuant to Section 6.8(a) of the Plan in the event of the death of the Optionee) a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another jointly with right of survivorship.  In lieu of issuing a certificate or certificates representing the shares of Common Stock so purchased, the Company may cause such shares to be credited to a book entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Optionee or other person exercising this Option, including any joint owner as provided in the immediately preceding sentence.

3. Delivery and Registration of Shares of Common Stock.  The Company’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Optionee or any other person to whom such shares are to be delivered pursuant to Section 6.8(a) of the Plan in the event of the death of the Optionee, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or any other Federal, state or local securities law or regulation.  In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act or other securities law or regulation.  The Company shall not be required to deliver any shares upon exercise of this Option prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

4. Non-transferability of This Option.  This Option may not be assigned, encumbered, or transferred except, in the event of the death of the Optionee, by will or the laws of descent and distribution to the extent provided in Section 5 below.  This Option is exercisable during the Optionee’s lifetime only by the Optionee.  The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Company and any person to whom this Option is transferred by will or by the laws of descent and distribution.

5. Termination of Employment.  Except as otherwise provided in this Section 5, if the Optionee voluntarily terminates employment or service as a director or the Optionee’s employment or service as a director is involuntarily terminated without Cause (including voluntary termination under circumstances constituting an involuntary termination or a resignation for good reason under an employment, severance or other agreement applicable to Optionee), then the Optionee shall have ninety (90) days after such termination of employment or service as a director to exercise this Option to the extent it is otherwise exercisable on the date of employment termination, but in no event later than the Expiration Date.  If the Optionee is terminated for Cause, all rights under this Option shall expire immediately upon the giving to the Optionee of notice of such termination.

Nothing herein is intended to diminish the rights of the Optionee under the Plan if the Optionee’s employment is terminated due to death or Disability.

In accordance with Section 8 below, the foregoing provisions of this Section 5 shall apply following a Change in Control to this Option or, if applicable, the Replacement Award (as defined in Section 8) which continues in effect after the Change in Control, provided, that if Optionee’s employment terminates upon or after a Change in Control under circumstances constituting involuntary termination without Cause (as described above), then this Option, or, if applicable, the  Replacement Award, shall become immediately exercisable (to the extent not already exercisable) and shall remain exercisable for a period of 90 days after such termination of employment, but in no event later than the Expiration Date.

6. Regulatory, Recoupment and Holding Period Requirements. Optionee acknowledges and agrees that this Award and Optionee’s receipt of any Shares hereunder is subject to possible reduction, cancellation, forfeiture, recoupment (clawback), delayed payment or holding period requirements, (a) upon the occurrence of events set forth in Section 12.3 of the Plan, or (b) pursuant to policies which the Company has or may adopt in furtherance of any Regulatory Requirements (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or otherwise.

7. Adjustments for Changes in Capitalization of the Company.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Company affecting the shares of the Company’s Common Stock, such adjustment shall be made in the number and class of shares covered by this Option and the Exercise Price of this Option as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights; and provided that the number of shares subject to this Option shall always be a whole number.

8. Effect of Change in Control.  A Change in Control shall not, by itself, result in acceleration of the vesting and exercisability of the Option, except as provided in this Section 8.

Upon a Change in Control prior to the scheduled vesting date, except to the extent that another Award meeting the requirements of this Section 8 (a “Replacement Award”) is provided to Optionee to replace this Award (the “Replaced Award”), the Option shall vest and be exercisable in full on the effective date of such Change in Control.

An Award shall meet the conditions of this Section 8 (and thereby qualify as a Replacement Award) if the following conditions are met:

(a) The award  has a value at least equal to the value of the Replaced Award;

(b) The award relates to publicly-traded equity securities of the Company or its successor following the Change the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(c) The other terms and conditions of the award are not less favorable to the Optionee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 5 relating to vesting and exercisability in the event of termination of employment).

Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of a Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 8 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

9. Shareholder Rights Not Granted by This Option.  The Optionee is not entitled by virtue hereof to any rights of a shareholder of the Company or to notice of meetings of shareholders or to notice of any other proceedings of the Company.

10. Withholding Tax.  The Company shall have the power and the right to deduct or withhold from shares of Common Stock issuable upon exercise of the Option, shares with a Fair Market Value equal to the amount sufficient to satisfy any applicable income, employment or other taxes required by law to be withheld, unless Optionee has made arrangements acceptable to the Company for the payment of such taxes.

11. Notices.  All notices hereunder to the Company shall be delivered or mailed to it addressed to the Assistant Secretary of Southern Missouri Bancorp, Inc., 2991 Oak Grove Road, Poplar Bluff, Missouri  63901.  Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee’s address noted below.  Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Company or to the Optionee, as the case may be.

12. Plan and Plan Interpretations as Controlling.  This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Optionee or his legal representatives with regard to any question arising hereunder or under the Plan.

13. Optionee Service.  Nothing in this Option shall limit the right of the Company or any of its Affiliates to terminate the Optionee’s service as an officer or employee, or otherwise impose upon the Company or any of its Affiliates any obligation to employ or accept the services of the Optionee.

14. Optionee Acceptance.  The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Company at the address set forth in Section 11 above.

15. Electronic Signature.  All references to signatures and delivery of documents in this Option may be satisfied by procedures the Company has established or may establish from time to time for an electronic system for execution and delivery of any such documents, including this Option.  Optionee’s electronic signature, including, without limitation, “click-through” acceptance of this Option through a website maintained by or on behalf of the Company, is the same as, and shall have the same force and effect as, Optionee’s manual signature.  Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services relating to this Option.

16 .  [ Non-Disclosure of Confidential Information and Non-Solicitation.  Information concerning any customer of the Company (including its Subsidiaries and affiliates, “Southern Missouri”) or the business matters of Southern Missouri, to the extent learned or obtained as a result of employment or service with Southern Missouri and which has not been disclosed to the public, is privileged, private and confidential (“Confidential Information”).  The Optionee agrees to protect all Confidential Information and not disclose it to any unauthorized persons, either during or after employment or service.  Furthermore, the Optionee understands that any password and/or security code issued to allow access to designated areas of Southern Missouri, including any computer system(s), is also to be treated as Confidential Information and must not be disclosed to any unauthorized persons, either during or after employment or service.  The Optionee understands that disregard of this Agreement would damage Southern Missouri, may result in disciplinary action up to and including termination of employment or service, and may also be a violation of state and/or federal law or regulation.

If the Optionee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in connection with a legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, the Optionee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Subsidiary of the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 17. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Optionee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Optionee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Optionee exercises best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Subsidiary of the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. Notwithstanding anything to the contrary herein, the parties hereto agree that nothing contained in this Agreement limits the Optionee’s ability to report information to or file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or any Subsidiary of the Company (the “Government Agencies”). The Optionee further understands that this Agreement does not limit the Optionee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and/or any Subsidiary of the Company. This Agreement does not limit the Optionee’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Optionee understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney of the individual and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

The Optionee agrees that, upon leaving employment or service with Southern Missouri, for whatever reason, whether voluntary or involuntary, the Optionee will not keep or take any Confidential Information.

The Optionee also agrees that, for a period of ___ (_) year(s) from the date of such termination of employment or service, the Optionee will not solicit or service, either directly or indirectly, any Southern Missouri customer where information about the customer was obtained through employment or service with Southern Missouri.  The Optionee further agrees that, for a period of __ (_) year(s) from the date of such termination of employment or service, the Optionee will not solicit, recruit, hire or otherwise interfere with the employment of any employee of Southern Missouri.

Should the Optionee breach this Agreement either during or after employment or service, the Company shall be entitled to obtain injunctive relief, and also to recover from the Optionee any damages caused by such breach, and all costs associated with enforcement of this Agreement, including, but not limited to, reasonable attorneys’ fees and expenses.]

IN WITNESS WHEREOF, the parties hereto have caused this NON-QUALIFIED STOCK OPTION AGREEMENT to be executed as of the date first above written.

SOUTHERN MISSOURI BANCORP, INC. _________________________________________ [Name/Title]
ACCEPTED: __________________________________________
__________________________________________ (Street Address)
___________________________________________ (City, State, and Zip Code)